L:\secfiles\s-8\1996\GM-SSPP\exhib5a.doc2

                                                             EXHIBIT 5(a)








                              December 12, 1996



General Motors Corporation
767 Fifth Avenue
New York, New York   10153-0075

Gentlemen:


         As Attorney, Legal Staff of General Motors Corporation, I am familiar with the Registration Statement, dated December 13, 1996, being filed by GM with the Securities and Exchange Commission, relating to (1) interests in the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States (the "Program"); (2) 20,000,000 shares of General Motors $1-2/3 par value common stock to be registered for the Program and; (3) 8,000,000 shares of General Motors Class H common stock, $0.10 par value, to be registered for the Program.

         It is my opinion that the interests in the Program and the $1-2/3 par value common stock and Class H common stock to be registered, when sold or issued hereafter in accordance with the provisions of said Program, in accordance with Delaware law and upon payment of the consideration for such shares as contemplated by said Program, will be validly issued, fully paid and nonassessable.

         I hereby consent to the use of this opinion as Exhibit 5(a) of the abovementioned Registration Statement.


                                            Very truly yours,




                                            /s/MARTIN I. DARVICK
                                              Martin I. Darvick
                                            Attorney, Legal Staff


















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